Exhibit 99.1

Riverstone Networks Reports Preliminary Revenue Range and Cash Position for Fourth Quarter Fiscal 2004;
Revenues Rise and Cash Usage Declines From Prior Quarters

    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 29, 2004--Riverstone Networks, Inc. (RSTN.PK) today reported revenue estimates and cash balances for the quarter ended February 28, 2004. All statements herein represent current expectations and are based on preliminary, unaudited results, which are subject to change as a result of the Company's ongoing restatement process and accounting practices review.
    Using the sell-through method of revenue recognition, Riverstone said it expects to report total revenues for the fourth quarter of fiscal 2004 of between $10.5 million and $11.5 million. This compares with revenues of approximately $9 million presently estimated for the third quarter ended November 29, 2003, which also reflects the sell-through method of accounting.
    The net decrease in cash and cash equivalents during the quarter was $13.8 million, compared to $17.9 million in the third quarter and $29.3 million in the second quarter of fiscal 2004. Cash consumption was positively impacted during the quarter by the receipt of a $4 million insurance reimbursement for legal costs incurred in connection with the SEC investigation and defense of the class action litigation. In addition to the insurance reimbursement, improvements in cash flow also reflected the increase in revenues, the containment of normal operating expenses, improved accounts receivable collection, and better management of our inventory levels, offset by increased professional services costs as we drive toward completion of our restatements.
    As a result, the Company's cash position, defined as cash equivalents and marketable securities, totaled $254.4 million at February 28th, 2004, compared with $268.2 million at November 29, 2003. Convertible debt outstanding remained $131.8 million, with interest payments being made semi-annually as required under the indenture.

    Management Commentary

    "Our revenue growth and sustained reduction in cash usage indicate that Riverstone Networks is successfully conducting business worldwide," said Oscar Rodriguez, Riverstone's President and Chief Executive Officer. "We are continuing the drive toward becoming a profitable and sustainable business," he said.
    He said that the Company's global refocus on the Tier 1 carrier market has resulted in a number of significant developments during the fourth quarter and in the ensuing two months. These included:

    -- Continuing momentum in the Ethernet VPLS/MPLS marketplace as evidenced by agreements with Completel Europe in France, Russian service provider Comstar in Moscow and the Berlin
        Research Area Information Network (BRAIN).

    -- Ongoing product demand by government agencies and service providers in both Western and Eastern Europe, including equipment shipped to a major healthcare network in London and two new government network deployments in Eastern Europe.

    -- Completion of the next phase of an ongoing deployment of a major voice/video/data "triple play" infrastructure network in the EMEA region delivered through a major partner.

    -- Increases in carrier Voice over IP deployments through channel partners Sonus and Marconi.

    The Company also said that in mid-February it began the first of six Tier 1 carrier beta tests now under way for its next-generation XGS technology that enables carriers to scale their Ethernet networks to 10-gigabit capability and beyond. "We are pleased by the positive, enthusiastic and constructive feedback we have received to date and look forward to shipping first production and revenue units later this year," Rodriguez said.

    Legal & Other Matters

    In March, the Company announced an agreement in principle to settle all securities class action lawsuits pending against it, subject to court approval. The Company expects to pay the agreed upon $18.5 million settlement into an escrow fund this June. Riverstone is continuing to negotiate with the insurance carriers on their reimbursement of the settlement.
    The bondholder litigation, the patent case brought against Riverstone by Toshiba, and the arbitration with Enterasys, are all in the early stages of the process, and there have been no significant developments. The Company indicated there has been no material change in other pending litigation or other disputes that have been previously reported and that any new developments would be reported through timely SEC filings and accompanying news releases.
    Riverstone is working to conclude its ongoing restatement process and accounting practices review, and to file its reports with the SEC, including all necessary amendments. Filing of the Statements of Operations, Balance Sheet and Statement of Cash Flows for fiscal 2004 is dependent upon completion of the restatement of prior period financial results. The restatement process could result in revision of the preliminary estimates provided by the Company, including estimates provided in this press release. Upon completion of the filings, the Company will turn its attention to the re-listing of its stock.

    Conference Call

    Riverstone Networks will hold a conference call today, April 29, 2004, beginning at 5:00 p.m. ET/2:00 p.m. PT, to discuss operations and these preliminary results. Those wishing to participate should call 877-691-0879 (international callers may dial 973-582-2745) approximately 10 minutes prior to the call's beginning. A web cast of the conference call also will be available on www.riverstonenet.com. A replay of the call will be available beginning one hour after the call's conclusion, continuing until 3:30 p.m. PT, May 7, either on the Company's website or by dialing 877-519-4471 (international callers can access the replay by dialing 973-341-3080) and entering PIN # 4702059.

    About Riverstone Networks

    Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier class solutions for next generation Metro Ethernet networks. Riverstone's Metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers' IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

    Safe Harbor Statement

    Except for the historical information contained herein, the matters set forth in this press release, including the direction of the Company, its drive toward becoming a profitable and sustainable business, its product and technology strategies, its future shipments of new products, the ability to execute these strategies, the on-going demand for Riverstone products, the final approval of the securities class action litigation and the timing of when the settlement will be paid, its plan to apply for re-listing of the Company's stock, the ultimate outcome of other pending litigation and resolution of disputes with the Company's directors and officers' liability insurance carriers are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include: the results and effect of the ongoing restatement process and accounting practices review; changes in scope and nature of, and the outcome of, the Securities and Exchange Commission's investigation regarding the Company's accounting practices; the ability of the Company to file its Forms 10-K and 10-Q; whether holders of the Company's outstanding convertible notes prevail in their lawsuit regarding the acceleration of repayment; the ability of the Company to deliver its new products in a timely manner, and to compete effectively with larger and better-funded competitors; the market adoption of the technologies underlying the Company's products; the greater concentration of sales in larger transactions, each of which could comprise a larger percentage of total revenues, and take a longer time to complete; and the risks detailed from time to time in the Company's SEC reports, including without limitation its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K dated August 26, 2003. The Company disclaims any intent or obligation to update or revise these forward-looking statements.

    Riverstone Networks is a registered trademark of Riverstone
Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

    CONTACT: Riverstone Networks
             Roger Barnes, 408-878-6500
             or
             Kalt Rosen & Co.
             Howard Kalt, 415-397-2686